UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): April 27, 2018

Right On Brands, Inc.
(Exact name of small business issuer as specified in its charter)

Nevada	45-1994478
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

11749 W. Pico Blvd., Los Angeles, CA 90064
(Address of principal executive offices)

(424) 259-3521
(Issuer’s telephone number)

_____________________________________________

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 1 – Registrant’s Business and Operations

Item 1.01 Entry into a Material Definitive Agreement

On April 27, 2018, we received $125,000 in financing from investor Alain Salem under a Convertible Promissory Note (the “Note”). The Note bears interest at a rate of twelve percent (12%) per year, and is due in six months. The Note is convertible to shares of our common stock at a price equal to 50% of the market price. Market price for purposes of the Note is defined as the average of the two lowest trading prices for our common stock in the twenty trading days preceding the conversion date. Conversions by the noteholder are limited such that no conversion may be made to the extent that the shares held by the noteholder following the conversion would exceed 9.99% of our issued an outstanding common stock.

In the event of our default under the Note, the balance due will accrue interest at a rate of twenty-four percent (24%) per year and the conversion discount from market price will increase by 5% for so long as the default is continuing. In addition, our failure to timely deliver conversion shares to the noteholder within two business days of a conversion notice will result in daily penalties of $3,000 for each day the delivery remains delinquent.

The foregoing is a summary of the material terms of the Note. The Note contains additional covenants, terms, and conditions and should be reviewed in its entirety for additional information.

SECTION 9 – Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits.

Exhibit No.	Description
10.1	Convertible Promissory Note dated April 27, 2018

2

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Right On Brands, Inc.

Date: April 30, 2018	By:	/s/ Daniel Crawford
Daniel Crawford
Chief Executive Officer

3